Exhibit 99.1

CONTACT:

Alan Cormier

General Counsel and Secretary

Sycamore Networks, Inc.

978-250-2921

alan.cormier@sycamorenet.com

SYCAMORE NETWORKS, INC. ANNOUNCES SPECIAL CASH DISTRIBUTION OF $1.81 PER SHARE

CHELMSFORD, Mass., February 8, 2013 – Sycamore Networks, Inc. (NASDAQ: SCMR), today announced that, on February 7, 2013, its Board of Directors approved a special cash distribution of $1.81 per share of its common stock. The special cash distribution will be paid on February 28, 2013 to stockholders of record as of February 18, 2013. Given the amount of the special cash distribution, the Company expects that the ex-dividend date for the special cash distribution will be March 1, 2013, the day after the payment date for the special cash distribution.

The Company’s Board of Directors has not to date made a determination to proceed to file a certificate of dissolution. Further information regarding the liquidation and dissolution of the Company and the amount and timing of any additional distributions to stockholders will be provided in subsequent press releases or filings with the Securities and Exchange Commission as such information becomes available.

About Sycamore Networks, Inc.

Sycamore Networks, Inc. (NASDAQ: SCMR) is based in Chelmsford, Massachusetts. For more information, please visit www.scmrinc.com.

Safe Harbor for Forward-Looking Statements

We wish to caution you that certain matters discussed in this press release may constitute “forward-looking statements,” as defined under the federal securities laws. Risks and uncertainties relating to the Company could cause actual events and results to differ materially from those stated or implied in such statements. Potential risks and uncertainties include, among others, the Company’s Board of Directors may determine to abandon or delay the implementation of the plan of complete liquidation and dissolution of the Company; the Company’s inability to predict the timing or amount of any additional cash distributions to stockholders; in the event that the Company proceeds with the plan of complete liquidation and dissolution, the Company’s stockholders could be liable to the Company’s creditors in the event that the Company fails to create an adequate contingency reserve to satisfy claims against it; and the Company’s continuing costs associated with complying with public company reporting requirements. More information about potential factors that could affect the Company’s dissolution and the amount of any future distributions is included in the section entitled “Risk Factors” in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.